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                                                                  Exhibit (c)(2)


                             FORM OF AFFILIATES AGREEMENT


                                                                   June 25, 1997
MMI Companies, Inc.
540 Lake Cook Road
Deerfield, IL 60015-5290

Dear Sirs:

    The undersigned understands that you have entered into an Acquisition Agreement dated as of June 25, 1997 (the "Acquisition Agreement"), by and between you, MMI Companies, Inc., a Delaware corporation ("Buyer") and Unionamerica Holdings plc, a corporation organized under the laws of England and Wales (the "Company"), pursuant to which the Company shall become your wholly owned subsidiary pursuant to the acquisition by you, solely for your voting common stock, par value $0.10 per share (the "Buyer Common Stock"), of all of the American Depository Shares ("ADSs"), representing all of the ordinary shares, nominal value $0.0448 per share, of the Company (such ADSs being referred to as "Company Common Stock"), and all of the deferred stock of the Company, par value L1 per share (the "Company Deferred Stock"), through (i) the Offer (as defined in the Acquisition Agreement) and (ii) the subsequent compulsory acquisition of any remaining shares of Company Common Stock solely for voting Buyer Common Stock (collectively, the "Transaction").

    The undersigned currently owns ___________ shares of Company Common Stock and __________ options to purchase Company Common Stock which are currently exercisable or are expected to become exercisable on or prior to Closing (such Company Common Stock received upon the exercise of options or Buyer Common Stock received therefor pursuant to the Transaction being referred to herein as "Option Common Stock"). All Company Common Stock, Buyer Common Stock or Option Common Stock now owned or hereafter acquired by the undersigned, is referred to herein as the "Restricted Stock".

    The undersigned further understands that Buyer intends to account for the acquisition of the Company as a pooling of interest and has been advised that Accounting Series Release No. 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 of the Securities and Exchange Commission, require that in a pooling of interests, no affiliate, director or officer of either combining company may reduce its risk relative to its common shareholder position within the period beginning 30 days prior to consummation of a business combination and ending when financial results covering at least 30 days of post-closing combined operation have been published.



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June 25, 1997
Page 2


    In consideration of the execution of the Acquisition Agreement by Buyer, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that during the period commencing 30 days prior to Closing and ending when financial results of Buyer covering at least 30 days of post Closing combined operations of Buyer and Company have been published, the undersigned, without the prior written consent of Buyer, will not and, will not announce or publicly disclose any intention to, sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Restricted Stock, or any securities convertible into or exercisable or exchangeable for Restricted Stock. The foregoing restrictions shall not apply to any sale, transfer or other disposition by the undersigned (i) to a member of the undersigned's immediate family, or (ii) to a trust for the benefit of the undersigned or a member of the undersigned's immediate family; provided that in each such case the undersigned delivers to Buyer, no later than three (3) days prior to any such sale or other disposition (A) written notice describing the terms of such sale, transfer or other disposition and (B) the written agreement of the transferee to be bound by the terms of this letter agreement. The undersigned's "immediate family" consists of his or her spouse, parents, children (including adoptive), grandchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law. If the undersigned is a limited partnership, the following restrictions shall also not apply to any distribution made to its limited partners according to the terms of the partnership agreement governing such limited partnership nor shall such stock be treated as Restricted Stock in the hands of such limited partners for the purposes of this agreement following any such distribution.

    Except as provided above, the undersigned agrees that the provisions of this agreement shall be binding also upon his or her successors, assigns, and personal representative.

    In furtherance of the foregoing, Buyer and Chase Mellon Shareholder Services LLC, its transfer agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement and you are authorized to place a restrictive legend upon any shares of Restricted Stock to be received by men in the Transaction.

    It is understood that you will release the undersigned for his or her obligation under this letter agreement in the event the Acquisition Agreement (other that the provisions thereof which survive termination) shall be terminated prior to the Closing.

    This agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such state, without giving effect to the conflicts of the law principles thereof.



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June 25, 1997
Page 3


    Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Acquisition Agreement

                                  Very truly yours,



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